EXHIBIT 23.4

Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Harvest Natural Resources, Inc. of our reports dated February 26, 2014 relating to the reserve reports, which appear in Harvest Natural Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.

Denver, Colorado

May 16, 2014